PROPRIETARY TECHNOLOGY USAGE

                             SUB-LICENSING AGREEMENT

                                    PREAMBLE

This Agreement made effective this 10th day of July, 1999, is made and entered into by and between POWER DIRECT, INC., a corporation incorporated in the State of Delaware, USA, having an office at 4291 Meridian Street, Suite 29, Bellingham, WA 98226 ("Power") and CardStakes.com, a corporation incorporated in the State of Nevada, USA, having an office at 4291 Meridian Street, Suite 48, Bellingham, WA 98226 ("CStakes"), whereby Power, with the agreement and consent of Compte's directors, shall sublicense CStakes to utilize certain Proprietary Technology for the production of the CardStakes.com web site.

ARTICLE 1 TITLE

     This Proprietary Technology Usage Sublicensing Agreement by Power enabling CStakes to produce the CardStakes.com web site may hereinafter be referred to as the "Sub-Licensing Agreement".

ARTICLE 2 RECITALS

A. WHEREAS, Power (Power Direct, Inc.) is a public company participating on the OTC Bulletin Board with its primary business in investment and joint ventures; and,

B. WHEREAS, Compte (Compte De Sierge Accomodative Corporation) is a private company specializing in designing software systems; and,

C. WHEREAS, CStakes (CardStakes.com) is a private company operating a web site on the Internet; and,

D. WHEREAS, Compte has licensed the Proprietary Technology Usage to Power, and is consenting to the Sub-Licensing by Power to CStakes, upon the basis that Compte will be providing the Proprietary Technology to produce the Cardstakes.com web site; and,

E. WHEREAS, Power, with the agreement and consent of Compte, will grant to CStakes a worldwide exclusive Sub-License in perpetuity to produce the said CardStakes.com web site on terms and conditions similar to those agreed to by Power, contained in the License Agreement dated 1Oth of September, 1999 between Power and Compte; and,

F. WHEREAS, CStakes, having had the opportunity to evaluate the potential of the Proprietary Technology, desires a Sub-License be granted by Power.


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NOW  THEREFORE,  in  consideration  of the  premises,  other  good and  valuable consideration, the receipt and sufficiency is hereby acknowledged by the parties, and the mutual covenants and agreements recited hereinafter, the parties hereto agree as follows:

Section 2.1 Definitions

     In this Agreement, the Preamble, Recitals, this Section and the Schedules hereto, unless the context otherwise requires:

        2.1.1 "Sub-Licensing Agreement" means the Sub-Licensing Agreement and all Schedules attached hereto;

        2.1.2 "Power" means Power Direct Inc., a publicly traded corporation formed in the State of Delaware, USA, their successors and assigns;

        2.1.3 "Compte" means COMPTE DE SIERGE ACCOMODAT1VE CORPORATION, a corporation formed in Panama City, Panama;

        2.1.5 "CStakes" means CardStakes.com, a corporation formed in the State of Nevada, USA;

        2.1.6 "Business Day" means a day other than a Saturday, Sunday, statutory holiday or day that is declared by any governmental authority to be a civic holiday in the jurisdiction in which an event contemplated hereby is to take place;

        2.1.7 "Proprietary Technology" means the proprietary software and systems owned and developed by Compte;

        2.1.8 "Sub-Licensing Fee" means the portion of gross sale revenue, defined as fifty-one percent (51%) of the gross revenue paid to Power by CStakes as sub-licensee of the said Proprietary Technology;

        2.1.9 "External Audit" means the annual audit to be conducted by an independent Certified Public Accountant firm selected by CStakes at its expense;

        2.1.10  "Sweepstakes"   means,   including,   without  limitation,   the
                following:

               (a) production and communication of the CardStakes.com web site, utilizing all or any portion of the Proprietary Technology;

               (b) organization of secure accounting of virtual sweepstakes tickets, processing of sweepstakes winners;

               (c) the development, planning and operation of one or more sweepstakes to be operated and such other business opportunities as may arise pursuant to the Proprietary Technology in accordance with Sub-Licensing Agreement;

               (d) all other permitted sweepstakes activities pursuant to applicable law and permits and


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                licenses derived thereunder for each jurisdiction;

        2.1.11 "Country of Domicile" means United States of America including all geographical territory under the control of the Sovereignty of the country of United States or any other suitable alternatives;

        2.1.12 "Sweepstakes Parameters" shall refer to Sweepstake design and procedures which establish and define the prize structure, sweepstakes rules and other parameters for the Sweepstakes;

        2.1.13 "Gross Revenue" shall mean any and all gross revenue from the Sweepstakes due and/or paid, from whatever source derived, to CStakes without duplication, which can be attributed in any manner to some portion of the Proprietary Technology; i.e., the Proprietary Technology forms at least a part of the consideration, whether expressly recited or not, for the revenue paid.

                Specific  examples of Gross Revenue,  without intending to limit
                the  scope  of  its   definition,   include  the  gross   ticket
                (Sweepstakes) dollar volume, etc.

        2.1.14 "Internal Audit" means the quarterly audit to be conducted by a auditor appointed by CStakes at its expense;

        2.1.15 "Person" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

        2.1.16 "Proprietary System(s)" shall by definition, and by agreement of the parties hereto, also include:

               (a) The Proprietary Technology Software as described in the Proprietary Technology Usage License Agreement dated effective the 28th day of April, 1999, between Power and Compte;

               (b) Any device, system, system component, method or process that may be used for purchasing the product on the CardStakes.com web site.

        2.1.17 "Proprietary Technology" means all technology and confidential information considered by Power/CStakes/Compte to be proprietary technology (including without limitation, Proprietary Systems) and all other information and/or know how of any kind whatsoever, however developed, acquired or used by Power, and/or CStakes, and/or Compte, used to operate the CardStakes.com web site excluding any information already known to the public and in the public domain;


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        2.1.18  "Operation  Center"  means the  Sweepstakes  command and control center located in the appropriate location to be determined;

        2.1.19  "$" means currency of the United States of America.

Section 2.2 Compliance with Laws.

     The parties shall conduct their affairs in strict accordance with all applicable laws and regulations, and that such policies will govern their conduct with respect to the transaction contemplated by this Agreement in all respects.


ARTICLE 3 REPRESENTATIONS AND WARRANTIES AND GRANT OF LICENSE FOR PROPRIETARY TECHNOLOGY AND GRANT OF RIGHT OF FIRST REFUSAL:

Section 3.1 Representations and Warranties of POWER.

     POWER warrants and represents to CStakes, and acknowledges that in reliance thereon Power may warrant and represent to CStakes and/or their related entities the following:

        3.1.1   POWER is a corporation in good standing under the laws of USA,

        3.1.2   POWER  has  full   authority   and   capacity   to  execute  the
                Sub-Licensing Agreement;

        3.1.3 POWER is authorized to enter into the Sub-Licensing Agreement, and to carry out its terms to the full extent required.

Section 3.2 Representations and Warranties of CStakes.

     CStakes warrants and represents to Power, and acknowledges that in reliance thereon CStakes may warrant and represent to Power and/or their related entities the following:

        3.2.1   CSTAKES is a corporation in good standing under the laws of USA;

        3.2.2   CSTAKES  has  full   authority   and  capacity  to  execute  the
                Sub-Licensing Agreement;

        3.2.3 CSTAKES is authorized to enter into the Sub-Licensing Agreement, and to carry out its terms to the full extent required;

        3.2.4 CSTAKES has the capacity to utilize the Proprietary Technology for the production of CardStakes.com web site as contemplated herein;

        3.2.5 CSTAKES is authorized to carry out the terms of the Sub-License Agreement to the full extent in respect to the utilization of the Proprietary Technology for the production of the CardStakes.com web site herein;


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        3.2.6   CSTAKES  and its  employees  shall,  at all times,  conduct  the development and the production of the CardStakes.com web site in accordance with all applicable laws worldwide.

Section 3.3 GRANT OF LICENSE FOR PROPRIETARY TECHNOLOGY

        3.3.1   Grant of Exclusive Sub-Licenses.

                Subject to the terms and conditions of this Agreement, Power may with the consent of Compte grant sublicenses to third parties with new terms agreeable to Compte in respect to the Proprietary Technology, to the extent necessary to produce the CardStakes.com web site in accordance with the Sweepstakes Parameters.

        3.3.2   Proprietary Technology.

                Save and except for the technology associated with CardStakes.com that is and shall remain proprietary to Compte, to the extent that Compte, will expend time, effort, money to make enhancements to the Proprietary Technology, that involve the use or enhancement of the Proprietary Technology resulting in new technology, the parties hereby acknowledge that such new technology shall not extinguish or derogate from the original Proprietary Technology of Compte and that all proprietary right, title, and interest in and to the new technology and enhanced Proprietary Technology shall be the properties of Compte.

        3.3.3   Preservation of Data.

                All data compiled in connection with the Proprietary Technology will be copied or otherwise preserved and archived on storable media by Compte to ensure that all Proprietary Technology in the form of data is backed up in the case of any loss or damage to the original data for the benefit of the parties and delivered from time to time upon request by any party.

ARTICLE 4 REVENUE STREAM

Section 4.1 Revenue Stream.

     The parties agree that in consideration for the foregoing Sub-Licenses, CStakes shall agree that a Sub-Licensing Fee shall be payable by CStakes directly to Power on the basis of a Revenue Stream from the operations of the CardStakes.com web site.

     An amount of fifty-one percent (51%) Gross Revenue shall be paid to Power, including, without limitation, revenue derived from any and all things of value (paid directly or indirectly), for the right to support, sponsor or play the Sweepstakes, and for the right to use in any way Proprietary Systems or any other portion of the Proprietary Technology.


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Section 4.2 Payment Terms

     The parties agree that the applicable amount payable shall be tendered to Power in successive weekly payments by close of business within the next five
(5) Business Days (excluding any statutory holiday) of each and every week in which payment is being calculated and received in the CardStakes.com bank account, and remitted to such bank designated by Power in accordance with Power's instructions and in U.S. Dollars at the bank information to be specified by written notice.

Section 4.3 Statement of Ticket Sales.

     Each remittance shall be accompanied by a weekly statement of Gross Revenue and Gross Receipts for each Sweepstake, which shall be subject to verification by Power's designated accountants and, which statement shall disclose the total Gross Revenue and total Net Revenue, the method used to calculate the ticket sales, other non-sweepstake revenue and payment, and the amount due Power. All such statements shall be in a form determined in accordance with generally accepted accounting principles and acceptable to Power (See also Comprehensive Audit and Accounting Procedures in Article 9 below).

ARTICLE 5 NO ABATEMENT

Section 5.1 No Abatement

     The parties hereto agree that there shall be no abatement or reduction of the monies due to Power from CStakes for any reason.

Section 5.2 Access to Business and Records.

     At all times during the subsistence of this Sub-Licensing Agreement the duly authorized representatives of Power shall, at their sole risk and expense and at reasonable intervals and times, have access to CStakes and to all records and other data and information relating to the Sweepstakes which is in the possession of the CStakes.

Section 5.3 Notice of Disputes.

     Either party shall provide the other party with written notice of any material dispute or matter as between Power or CStakes.

Section 5.4 Non-disclosure Except as Required by Law.

     All information and data concerning or derived from the Operation of the Sweepstakes shall be kept confidential and, except to the extent required by law or by regulation or policy of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person in strict confidence without the prior consent of both parties, which consent shall not unreasonably be withheld.


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ARTICLE 6 ACQUISITION OF REVENUE STREAM

Section 6.1 Cash Payments.

     All cash payments will made pursuant to Article 4 and Article 5 of this Sub-Licensing Agreement.

Section 6.2 Stock Payments.

     A stock payment of 7,126,531 Shares (Seven Million One Hundred Twenty Six Thousand Five Hundred Thirty One Shares) of CardStakes.com's common stock, 144 restricted with a one year hold period, shall be issued from CardStakes.com's Treasury to Power Direct, Inc. upon signing of this agreement.

     Of the above issue of 7,126,531 Shares (Seven Million One Hundred Twenty Six Thousand Five Hundred Thirty One Shares) of CardStakes.com's common stock, 144 restricted with a one year hold period, Power Direct, Inc. will retain 4,932,152 Shares (Four Million Nine Hundred Thirty Two Thousand One Hundred Fifty Two Shares), and the remaining balance of 2,194,379 Shares (Two Million One Hundred Ninety Four Thousand Three Hundred Seventy Nine Shares) will be issued as a stock dividend to Power Direct, Inc. shareholders of record.

ARTICLE 7 TERMINATION AND RELATED MATTERS

Section 7.1 Termination for Material Default.

     Subject to Article 13 (FORCE MAJEUR), a non-defaulting party may terminate this Agreement upon the occurrence of any material default or breach by the defaulting party of any as follows:

        7.1.1 The non-defaulting party will notify the defaulting party in writing of the occurrence of a material default of this Agreement;

        7.1.2 The defaulting party will have a period of ten (10) days from delivery of the written notice in which to either:

               (a) correct or remedy the material default of this Agreement in a manner satisfactory to the non-defaulting party acting reasonably;

               (b) the default of this Agreement which is acceptable to the non-defaulting party acting reasonably.

Section 7.2 Right to Cure Material Default.

     Subject to Article 12 (Arbitration) below, if the defaulting party fails to correct or remedy the material default of this Agreement or provide the non-defaulting party with an


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acceptable  plan,  for the remedy or the  correction of the material  default of this Agreement,  the non-defaulting  party may terminate this Agreement upon ten
(10) days written notice to the defaulting party.

Section 7.3 Surrender in Case of Termination.

     Should a termination take effect, CStakes shall within twenty (20) Business Days promptly return to Power all documents and other material containing or in any way relating to Proprietary Technology.

Section 7.4 Survival of Obligations.

     In the event of any termination, all obligations of the parties existing prior to termination and all obligations, whether known or unknown at the time of termination, stemming from the act or omissions of a given party while this Agreement was in force and effect, shall remain an obligation of the given party until discharged.

ARTICLE 8 SUBLICENSING / ASSIGNMENT / LIENS / ENCUMBRANCES

     CStakes agrees not to, or not to purport to, assign, pledge, cause any lien, encumbrance or more generally any cloud of title whatsoever to affect all or any part of the Proprietary Technology. The parties hereto agree and understand that the purpose of this clause is to insure that in case of any termination of rights licensed hereunder, as provided herein, title to the licensed rights respecting the Proprietary Technology will be free and clear of any cloud on title.

ARTICLE 9 REPORTING / ACCOUNTING / AUDIT / PAYMENTS

Section 9.1 Monthly Reporting.

     CStakes shall make daily online and monthly written report, as provided herein, available to Power stating as to each period including but not limited to the amount of Gross Revenue, and the amount due to Power for the Sub-Licensing Fee under the terms of this Sub-Licensing Agreement.

Section 9.2 Audit and Records.

     CStakes shall keep true and accurate records and books of account, in sufficient detail to enable the fees payable to Power hereunder to be determined, showing the annual audited summary of Gross Revenue including a summary of amounts paid pursuant to Article 4 hereof during the course of this Sub-Licensing Agreement, which records and books of account shall be open for inspection and independent audit by the other parties, or a duly appointed agent of a party upon reasonable advance notice and during CStakes's usual business hours. In the event a party has such independent audit performed and it reveals that CStakes has underpaid Power by at least $10,000 (Ten Thousand Dollars), then CStakes shall reimburse the parry that undertook such audit for the reasonable costs of such audit.


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Section 9.3 Certification of Reports.

     Each monthly report contemplated herein shall be accompanied by a written certification from an authorized officer of CStakes as to the accuracy of the report.

Section 9.4 Nil Report.

     Should no sums be due, a report shall nevertheless be rendered to document the facts and circumstances surrounding the no sums due situation.

Section 9.5 Report Due Date.

     All monthly reports due hereunder shall be filed within 20 days after the close of each month.

ARTICLE 10 TERM

     Unless  earlier  terminated   according  to  the  provisions  herein,  this
agreement shall continue in force and effect in perpetuity.


ARTICLE 11 CONFIDENTIALITY

Section 11.1 Non-disclosure.

     All information disclosed or furnished by one party to the other, whether orally or in writing, in connection with the transaction contemplated hereunder shall be deemed to be proprietary and confidential information of the disclosing party, save and except to the extent that such confidential information must be disclosed by law. The receiving party agrees that for the term of this Agreement plus a period of seven (7) years after the date of earlier termination of this Agreement, it shall not disclose any proprietary and confidential information to any third party nor use the information for any purpose other than acting in the best interest of and to protect the interest of each party hereto.

Section 11.2 Permitted disclosure.

     The provisions of Section 11.1 notwithstanding, the receiving party may disclose any such information without the prior written consent of the other party, if such disclosure is required lawfully by any governmental agency, court of competent jurisdiction or is otherwise required to be disclosed by law, but only to the extent of such requirement, provided, however, that before making any such disclosure, such party will provide to the other party prior written notice of such contemplated disclosure and an adequate opportunity to interpose objections to such disclosure or to take such other action as is necessary to assure the confidential nature of such information.


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ARTICLE 12 ARBITRATION / CONSTRUCTION / APPLICABLE LAW

Section 12.1 AAA

     Any controversy or claim arising out of or relating to this Agreement, or breach thereof; shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association, in Seattle, Washington, or such other jurisdiction neutral to both parties within the United States that the parties shall in writing agree, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 12.2 Attornment.

     By the execution of this Agreement each of the parties irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Agreement, hereby attorns and submits to the jurisdiction of the arbitration hearing to be conducted under the International Arbitration Rules of the American Arbitration Association, in Seattle, Washington, by this reference thereto.

Section 12.3 Selection of Arbitrators.

     The arbitration shall be before three neutral arbitrators all of whom shall be of the State Bar of Washington, actively engaged in the practice of law for at least ten (10) years to be selected in accordance with the International Arbitration Rules of the American Arbitration Association and shall proceed under the expedited procedures of the said Rules, irrespective of the amount in dispute.

Section 12.4 Choice of Law and Attornment.

     The parties further agree to be bound by the laws of the State of Washington, but are hereby deemed to have submitted to the said jurisdiction of the American Arbitration Association in Seattle, Washington, by this reference thereto, which shall apply the laws of the State of Washington in the interpretation of this Agreement.

Section 12.5 Remedies.

        12.5.1  Authority.

                The arbitrators shall have the authority to award any remedy or relief that a court of the State of Washington could order or grant, including, without limitation, specific performance of any obligation created under the Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

        12.5.2  Damages Inadequate.

                Each of the parties confirm that damages at law may be an inadequate remedy for a


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                breach or threatened breach of this Agreement and agrees that in the event of a breach or threatened breach of any provision the respective rights and obligations hereunder shall be enforceable by specific performance, injunction pending an arbitration hearing, or other equitable remedy that may be granted pending an arbitration hearing to maintain the status quo.

        12.5.3  Escrow

                Pending the outcome of the arbitration, the parties shall place in escrow with the American Arbitration Association as escrow agent the monies or subject matter in dispute. The escrow agent shall be entitled to release such monies or subject matter in dispute as directed by the arbitrators in the award, unless the parties agree otherwise in writing.

ARTICLE 13 FORCE MAJEURE

     Each party shall be excused from any breach or default with respect to this Agreement to the extent that the party was prevented from performance by reason of anything beyond the party's control and not reasonably avoidable such as a strike or other labor disturbance, act of any governmental authority or agency, fire, flood, wind, storm or any act of God, or the act or omission of any party not controlled by that parry. No party shall be liable to the other party for any delay in or failure of performance under this Agreement due to a Force Majeure. Any such delay in or failure of performance shall not constitute default or give rise to any liability for damages. The existence of such causes of delay or failure shall extend the period of performance to such extent as is mutually determined by the parties to be necessary to enable complete performance by a party if reasonable diligence is exercised after the causes or delay or failure have been removed.


ARTICLE 14 NOTICES

Section 14.1 Notice Requirements.

        14.1.1 All notices for the purpose of this Agreement shall be deemed to be properly served when in writing and sent by tele-copier or facsimile, to the other party at the address set forth in the opening paragraph of this Agreement, or to such substitute address as such party may from time to time designate in writing to the other.

        14.1.2 Each party shall cause all notices which may in any way affect the obligations and responsibilities of the other party to be directed or forwarded to that other party as the case may be and agrees to forward all notices effecting the Proprietary Technology that may be received from third parties to the other party.


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        14.1.3  An  accidental  omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such notice was or was intended to be given.

        14.1.4 A party may change its address by giving written notice, of such change to the other.

        14.1.5 A document sent by telex or facsimile will be deemed to be received on the first Business Day after valid transmission.

ARTICLE 15 INDEMNITY FOR MATERIAL BREACH

Section 15.1 Mutual Indemnities.

     Each party shall indemnify, defend and hold the other harmless from and against all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney's fees, that the other may incur as a result of any material breach by the other of any terms, representations or warranties hereof.

ARTICLE 16 NON-WAIVER

Section 16.1 No Waiver.

     The failure by either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights or elections, or in any way to affect the validity of this Agreement. The exercise by a party of any of its rights herein or any of its elections under the terms of covenants herein shall not preclude or prejudice that party from exercising the same or any other right it may have under this Agreement or law, irrespective of any previous action or proceeding taken by that party hereunder.

ARTICLE 17 INVALIDITY / ILLEGALITY OF PART AGREEMENT

Section 17.1 Entire Agreement / Written Modification.

     This Agreement sets forth the entire intent of and understanding between the parties hereto with respect to the subject matter hereof, supersedes all prior discussions, negotiations and Agreements between them, and may be amended only by a written agreement signed by all parties.

Section 17.2 Partial Invalidity / Severability.

     If any provision of this Agreement or any part of any provision (in this section called the "Offending Provision") is declared or becomes unenforceable, invalid or illegal for any reason


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


whatsoever including, without limiting the generality of the foregoing, a decision by any competent courts, legislation, statutes, bylaws or regulations or any other requirements having the force of law, then the remainder of this Agreement will remain in full force and effect as if this Agency Agreement has been executed without the Offending Provision, but amended so as to be capable of being interpreted in a manner that is most consistent with the original intention of the parties as stated herein.

ARTICLE 18 FURTHER ASSURANCES

     The parties hereby covenant and agree to do the things, to attend the meetings and to execute the further documents, Agreements, and assurances that may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

ARTICLE 19 INTERPRETATION

Section 19.1 Interpretation of Agreement

     For all purposes of this Agreement, except as otherwise expressly provided or as the context otherwise requires:

        19.1.1 The headings will be considered as provided for convenience only and as not forming a part of this Agreement, and will not be used to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

        19.1.2 The word "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

        19.1.3  Accounting  terms  not  otherwise   defined  have  the  meanings
                assigned to them in  accordance  with  generally  accepted  U.S.
                GAAP;

        19.1.4 A reference to a statute includes every regulation made pursuant thereto, all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation which supplements or supersedes such statutes or any such regulation;

        19.1.5 A reference to an entity includes any entity that is a successor to such entity;


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


        19.1.6 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, and for greater certainty, End Users includes all its Related Entities formed at the relevant time, and vice versa.

ARTICLE 20 EXECUTION

Section 20.1 Counterparts.

     This Agreement may be executed in one or more counterparts and/or via one document exchanged between the parties and/or their attorneys, Federal Express or facsimile machine. Each part or facsimile shall for all purposes be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed at Vancouver, British Columbia, Canada effective as of the date first written above.


POWER DIRECT, INC.                      CARDSTAKES.COM


By   /s/  Ferdinand Marehard            By   /s/  Robert Klein
     -----------------------                 -----------------------
     Ferdinand Marehard,                     Robert Klein,
     Secretary Treasurer                     Secretary Treasurer


By   /s/  Jack Sha                      By   /s/  Jack Sha
     -----------------------                 -----------------------
     Jack Sha, President                     Jack Sha, President


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